Exhibit 4.4

AMENDMENT NO. 1 TO
PREFERRED SHARES RIGHTS AGREEMENT
This AMENDMENT NO. 1 TO THE PREFERRED SHARES RIGHTS AGREEMENT (this “Amendment”) is dated as of October 12, 2022 (the “Effective Date”), and amends the Preferred Shares Rights Agreement, dated as of June 9, 2022 (the “Rights Agreement”), by and between Zymeworks Inc., a corporation continued under the Business Corporations Act (British Columbia) (the “Company”), and Computershare Trust Company, N.A., a United States federally chartered trust company, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given to them in the Rights Agreement.
RECITALS
WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the earlier of (i) the Distribution Date or (ii) the Close of Business on the Final Expiration Date, the Company may amend the Rights Agreement in any respect without the approval of any holders of Rights Certificates, Preferred Shares or Common Shares; and
WHEREAS, the Rights Agent is hereby directed to join in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereby agree as follows:
1. Amendment of the Rights Agreement. Section 1(z) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“Final Expiration Date” means October 13, 2022.
2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.
3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute one and the same instrument, it being understood that all parties need not sign the same counterpart. A signature to this Amendment transmitted electronically (including by fax and .pdf) will have the same authority, effect and enforceability as an original signature. No party hereto may raise the use of such electronic transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction adversely affects the rights, immunities, duties or obligations of the Rights Agent, then the Rights Agent shall be entitled to resign immediately.

5. Descriptive Headings. The descriptive headings of the several sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.
6. Further Assurances. Each of the parties to this Amendment will cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.
7. Governing Law. This Amendment, and all claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Amendment, or the negotiation, execution, performance or subject matter of this Amendment, will be governed by and construed in accordance with the laws of the Province of British Columbia it being understood that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

ZYMEWORKS INC.

By:	/s/ Neil Klompas
Name:	Neil Klompas
Title:	President & Chief Operating Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Kerri Altig
Name:	Kerri Altig
Title:	Manager, Client Management

[Signature Page to Amendment No. 1 to Preferred Shares Rights Agreement]